Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

JER PARTNERS AGREES TO ACQUIRE JAMESON INNS, INC.

FOR $2.97 PER SHARE IN CASH

ATLANTA, GA, May 22, 2006 – Jameson Inns, Inc. (NASDAQ: JAMS) today announced that it has entered into a definitive agreement by which an affiliate of JER Partners will acquire all outstanding shares of Jameson Inns in a cash merger for $2.97 per share. The Jameson Inns board of directors approved the transaction unanimously with one member absent, and intends to recommend to Jameson Inns’ shareholders that they adopt the agreement.

The aggregate transaction value, including assumption of approximately $190 million in debt, is approximately $371 million. The per share price to Jameson Inns shareholders represents a premium of approximately 30% based on the closing price of Jameson Inns common stock on May 19, 2006.

“This transaction provides significant incremental shareholder value for Jameson Inns’ shareholders,” said Thomas W. Kitchin, Chairman and CEO of Jameson Inns, adding, “we believe that JER and its Atlanta-based affiliate, Longhouse Hospitality, which will operate the business after the merger, will provide our employees and brands with the experience and proven track record that will result in continued leadership, financial stability, quality and growth.”

JER has confirmed that Jameson Inns will be operated as a privately held independent company controlled by JER. Jameson Inns will continue to do business under the Jameson Inn and Signature Inn names.

The merger is subject to customary closing conditions, including the approval of a majority of the outstanding Jameson Inns common shares at a meeting of Jameson Inns shareholders, and is expected to be completed in the third quarter of 2006. The merger is not subject to the ability of JER to obtain financing.

Said David Fraser, a Jameson Inns board member since March 2004, “After careful consideration in conjunction with our independent advisors, our independent directors approved this transaction as in the best interests of our shareholders.”

“Jameson Inns is an outstanding company with highly talented employees, a heritage of leadership in the marketplace and a strong regional brand,” added Cia Buckley, President of JER’s US Fund Business. “By joining our company, Jameson Inns will be able to maintain a long-term focus on growth and a commitment to delivering value for all of its constituents. We view this major acquisition not only as a key strategic investment for JER/Longhouse, but as a platform for growth.”

JMP Securities LLC acted as financial advisor to Jameson Inns’ board of directors, Jones Day acted as the board’s transaction counsel and Conner & Winters acted as Jameson Inns’ counsel. Friedman, Billings, Ramsey & Co., Inc. acted as financial advisor to JER and O’Melveny & Myers LLP acted as JER’s legal advisor.

About Jameson Inns

Jameson Inns, Inc. owns and operates 107 proprietary-branded hotel properties in the southeastern and Midwestern United States. Jameson Inns has also licensed 12 hotels to operate as Jameson Inns. In total, there are currently 119 Inns (111 under the Jameson Inn brand and 8 under the Signature Inn brand), with a combined 7,550 guestrooms in 12 states.

About JER

JER is the investment arm of the J.E. Robert Companies, which over the last 25 years has developed a reputation as one of the premier real estate investment and asset management firms. Since launching its real estate investment program 15 years ago, JER, together with its financial partners, has acquired over 14,000 assets with a gross investment in excess of $14 billion. JER has built a global presence, with offices in the United States and Europe, and has completed investments in ten countries worldwide.

JER currently manages six discretionary private equity capital funds aggregating $2.3 billion of committed equity and is focused on investing in real estate portfolios, commercial mortgage backed securities and loans, individual assets, and operating companies in North America and Europe.

Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction and any other statements contained in this news release that are not purely historical fact are forward-looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the approval of the proposed merger by regulatory agencies, approval of the merger by the shareholders of Jameson Inns, satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement and the risks that have been described from time to time in Jameson Inns’ reports filed with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K/A for the year ended December 31, 2005. This document speaks only as of its date, and each of JER and Jameson Inns disclaims any duty to update the information herein.

Additional Information and Where to Find It:

In connection with the proposed merger and required shareholder approval, Jameson Inns will file a proxy statement with the SEC. The proxy statement will be mailed to the shareholders of Jameson Inns. Jameson Inns’ shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the proposed merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by Jameson Inns by going to Jameson Inns’ Investor Relations page on its corporate website at http://www.jamesoninns.com.

Participants in the Solicitation

Jameson Inns and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Jameson Inns’ shareholders with respect to the proposed transaction. Information regarding the officers and directors of Jameson Inns is included in its annual report on Form 10-K/A for the year ended December 31, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

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Contact Information:

Jameson Inns, Inc.

41 Perimeter Center East, Suite 400

Atlanta, GA 30346

Attention: Craig R. Kitchin

(770) 776-5204

JER Partners, LLC

1650 Tysons Boulevard, Suite 1600

McLean, VA 22102

Attention: Alex P. Gilbert

(703) 714-8086